Filed Pursuant to Rule 433

Registration Nos. 333-261719 & 333-261719-08

$1.7+bn Hyundai Auto Receivables Trust 2024-B (HART 2024-B)

Joint Lead Bookrunners: Citi (str.), RBC Capital Markets, SMBC Nikko, SG Americas Securities and TD Securities

Co-Managers: HSBC and US Bank

Anticipated Capital Structure:

CL	SIZE(MM)	WAL**	S/F	P.WIN	E. Final	L. Final	BENCH SPRD	YLD%	CPN%	$PRICE
A-1	$313.000	0.20	A-1+/F1+	1-5	12/16/2024	08/15/2025	I-Curve + 12	5.472	5.472	100.00000
A-2-A	$500.000	1.01	AAA/AAA	5-20	03/16/2026	06/15/2027	I-Curve + 37	5.210	5.15	99.99596
A-2-B	$160.000	1.01	AAA/AAA	5-20	03/16/2026	06/15/2027	SOFR30A + 37			100.00000
A-3	$615.000	2.39	AAA/AAA	20-40	11/15/2027	03/15/2029	I-Curve + 55	4.896	4.84	99.98491
A-4	$81.930	3.51	AAA/AAA	40-45	04/15/2028	09/16/2030	I-Curve + 61	4.791	4.74	99.98767
B	$32.430	3.81	AA+/AA+	45-47	06/15/2028	09/16/2030	I-Curve + 94	5.103	5.04	99.96706
C	$54.040	3.97	AA/A+	47-48	07/17/2028	10/15/2031	I-Curve + 120	5.353	5.29	99.98498

** WAL to 1.3% ABS, 5% clean-up call

-Deal Summary-

Deal Size : $1,756,400,000

Exp. Pricing : Priced

Exp. Settle : July 24th, 2024

Offering Format : SEC Registered

First Pay Date : August 15th, 2024

ERISA : Yes

Exp. Ratings : S&P/Fitch

Min Denoms : $1K x $1K

BBG Ticker : HART 2024-B

B&D : Citi

Delivery : DTC, Clearstream

-Available Information-

* Preliminary Prospectus, FWP and CDI File (attached)

* Intex: Deal Name: XHYAR24B Password: JUBJ

* Deal Roadshow Link: https://dealroadshow.com/e/HART24B Password(Case Sensitive): HART24B

CUSIPs

A-1 44934QAA9

A-2A 44934QAB7

A-2B 44934QAC5

A-3 44934QAD3

A-4 44934QAE1

B 44934QAF8

C 44934QAG6

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-831-9146. Any legends, disclaimers or notices that appear below are not applicable to this message and should be disregarded. Such text has been automatically generated via bloomberg or another system.